UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (earliest event reported): June 5, 2009

ORIENT-EXPRESS HOTELS LTD.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-16017	98-0223493
(Commission file number)	(I.R.S. Employer Identification No.)

22 Victoria Street

Hamilton HM 12, Bermuda

(Address of principal executive offices)    (Zip Code)

441-295-2244

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2009, at the Registrant’s 2009 annual general meeting of shareholders, the shareholders of the Registrant approved a new 2009 Share Award and Incentive Plan (the “2009 Plan”).  The 2009 Plan replaces the Registrant’s 2000 Stock Option Plan, the 2004 Stock Option Plan and the 2007 Performance Share Plan, as amended (the “Preexisting Plans”).  1,084,550 class A common shares plus the number of class A common shares subject to outstanding awards under the Preexisting Plans which become available after June 5, 2009 as a result of expirations, cancellations, forfeitures or terminations, are reserved for issuance for awards under the 2009 Plan.

The following summary of the material terms of the 2009 Plan is qualified in its entirety by reference to the complete text of the 2009 Plan, which is Exhibit 10.1 to this report.

Administration of the 2009 Plan

The 2009 Plan will be administered by the compensation committee of the Registrant’s Board of Directors (the “Committee”), as appointed from time to time by the Board of Directors.  The Committee consists currently of five independent directors in accordance with the Registrant’s Corporate Governance Standards.  The Committee has the authority, among other things, to select the officers, employees, directors and service providers to whom awards are granted, determine the types of awards to be granted and the number of class A common shares covered by such awards, set the terms and conditions of such awards, and establish rules for the administration of the 2009 Plan. The Committee may delegate its authority under the 2009 Plan, provided that any delegation does not cause awards intended to qualify as “performance-based compensation” to fail to so qualify.

Participants

Those officers, employees, non-employee directors and service providers of the Registrant and its subsidiaries and affiliates as the Committee determines to be responsible for the Registrant’s success and future growth and profitability are eligible to be selected by the Committee to receive awards under the 2009 Plan.  Approximately 100 employees and directors currently participate in the Preexisting Plans, and the Registrant anticipates participation in the 2009 Plan will be at comparable levels.  The Committee may also make awards under the 2009 Plan to replace outstanding awards made by any business acquired by the Registrant on the terms and conditions determined by the Committee.

Types of Awards

The 2009 Plan permits the following awards, each type of award to be granted and vesting based on its own specific terms, as detailed in the complete text of the 2009 Plan, as attached as Exhibit 10.1 hereto, and as determined by the Committee:

•                  stock options, including “incentive stock options” meeting the requirements of Section 422 of the U.S. Internal Revenue Code and stock options that do not meet such requirements;

•                  stock appreciation rights;

•                  restricted shares;

•                  deferred shares;

•                  bonus shares and awards in lieu of obligations;

•                  dividend equivalents;

•                  other share-based awards;

•                  performance-based awards (including annual incentive awards); or

•                  any combination of the foregoing

Termination and Amendment of the 2009 Plan

No awards may be granted under the 2009 Plan after June 5, 2019. Once the 2009 Plan is approved by the shareholders, no further awards shall be granted under the Preexisting Plans, but any outstanding awards under the Preexisting Plans shall continue in accordance with their terms. The 2009 Plan permits the Board of Directors to amend, suspend or terminate the 2009 Plan or the Committee’s authority to grant awards at any time, except that shareholder approval is required if shareholder approval is required by any applicable law or regulation or the rules of the New York Stock Exchange, or if any amendment would materially increase the number of shares reserved for issuance under the 2009 Plan. Although most amendments that substantially increase the Registrant’s costs under the 2009 Plan would require shareholder approval, the increase in cost of the 2009 Plan would not by itself necessarily trigger a shareholder approval requirement. Without the consent of a participant, no amendment or alteration may materially impair a participant’s rights under a previously granted award.  Stock options and stock appreciation rights may not be “repriced” without the approval of shareholders, unless shareholder approval is not required under applicable law or regulation or the rules of the New York Stock Exchange.

Item 9.01.              Financial Statements and Exhibits

(d)                                 Exhibits

10.1                           Orient-Express Hotels Ltd. 2009 Share Award and Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ORIENT-EXPRESS HOTELS LTD.

Date: June 8, 2009	By:	/s/ Edwin S. Hetherington
Edwin S. Hetherington
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Orient-Express Hotels Ltd. 2009 Share Award and Incentive Plan